As filed with the Securities and Exchange Commission on December 18, 2017
Registration No. 333-19159
Registration No. 333-43474
Registration No. 333-163318
Registration No. 333-166623
Registration No. 333-172396
Registration No. 333-183550
Registration No.  333-205346

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-19159
FORM S-8 REGISTRATION STATEMENT NO. 333-43474
FORM S-8 REGISTRATION STATEMENT NO. 333-163318
FORM s-8 REGISTRATION STATEMENT NO. 333-166623
FORM S-8 REGISTRATION STATEMENT NO. 333-172396
FORM S-8 REGISTRATION STATEMENT NO. 333-183550
FORM S-8 REGISTRATION STATEMENT NO. 333-205346
UNDER THE SECURITIES ACT OF 1933

SunEdison, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Two CityPlace Drive, Suite 200 St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

MEMC Retirement Savings Plan
MEMC Electronic Materials, Inc. 1995 Equity Incentive Plan, as Amended and Restated on August 3, 2000
MEMC Electronic Materials, Inc. 2009 Special Inducement Grant Plan
MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan
SunEdison, Inc. 2015 Long-Term Incentive Plan
SunEdison, Inc. 2015 Non-Employee Director Incentive Plan
SunEdison, Inc. Employee Stock Purchase Plan
(Full title of the plans)

Martin H. Truong, Esq.
Senior Vice President, General Counsel and Secretary
SunEdison, Inc.
Two CityPlace Drive, Suite 200
St. Louis, Missouri 63141
Phone: (314) 770-7300
(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Eric J. Ivester
Andrea L. Nicolas
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by SunEdison, Inc., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission:
•
Registration Statement No. 333-19159, filed on January 2, 1997, registering an aggregate of 3,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company for the MEMC Retirement Savings Plan.

•
Registration Statement No. 333-43474, filed on August 10, 2000, registering an aggregate of 3,600,000 shares of Common Stock for the MEMC Electronic Materials, Inc. 1995 Equity Incentive Plan, as amended and Restated on August 3, 2000.

•
Registration Statement No. 333-163318, filed on November 24, 2009, registering an aggregate of 3,000,000 shares of Common Stock for the MEMC Electronic Materials, Inc. 2009 Special Inducement Grant Plan.

•	Registration Statement No. 333-166623, filed on May 10, 2010, registering an aggregate of 15,000,000 shares of Common Stock for the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan.
•	Registration Statement No. 333-172396, filed on February 23, 2011, registering an aggregate of 1,682,804 shares of Common Stock for the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan.
•
Registration Statement No. 333-18550, filed on August 24, 2012, registering an aggregate of 8,000,000 shares of Common Stock for the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan, as amended and restated.

•
Registration Statement No. 333-205346, filed on June 29, 2015, registering an aggregate of 15,000,000 shares of Common Stock for (1) the SunEdison, Inc. 2015 Long-Term Incentive Plan, (2) the SunEdison, Inc. 2015 Non-Employee Director Incentive Plan and (3) the SunEdison, Inc. Employee Stock Purchase Plan.

On April 21, 2016, the Company and certain of its direct and indirect subsidiaries (collectively with the Company, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The Debtors’ chapter 11 cases are being jointly administered and are captioned In re SunEdison, Inc., et al., Case No. 16-10992 (the “Chapter 11 Cases”).
As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of each offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri on December 18, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

SUNEDISON, INC.
Date:	December 18, 2017	By:	/s/ Martin H. Truong
			Name:	Martin H. Truong
			Title:	Senior Vice President, General Counsel and Corporate Secretary